Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of the Effective Date, between BancTec, Inc., a Delaware corporation (the “Company”), and Mark D. Fairchild (the “Executive” or “you”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue to retain the services of the Executive as Senior Vice President and the Executive desires to provide services in such capacity to the Company, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has approved the terms of this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

I.                                        Employment Term.  Subject to the provisions of Section IV of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, as Senior Vice President of the Company for a period commencing on the Effective Date (as hereinafter defined) through the first anniversary date of the Effective Date (the “Initial Term”); provided that the term will be renewed for successive one-year periods (each, a “Renewal Term” and together with the Initial Term, the “Employment Term”) unless either party gives written notice to the other of its intent not to renew at least sixty (60) days prior to the expiration of the Initial Term or Renewal Term then in effect, as applicable, on the terms and subject to the conditions set forth in this Agreement.  As used herein, the term “Effective Date” shall mean the date upon which the consummation of, and receipt of proceeds from, the Company’s offering of Common Stock shall have occurred pursuant to that certain Preliminary Offering Memorandum of the Company, dated on or about May 30, 2007 and the Final Offering Memorandum to be dated in June 2007, pursuant to which Friedman, Billings, Ramsey & Co., Inc. is acting as placement agent (the “Offering”).

II.                                   Duties and Extent of Services.

A.                                    During the Employment Term, the Executive shall serve as Senior Vice President of the Company, reporting to the Chief Executive Officer of the Company (the “Chief Executive Officer”) and, in such capacity, shall render such executive, managerial, administrative or other services as customarily are associated with and incident to such position, and as the Company may, from time to time, reasonably require consistent with such position.

B.                                    The Executive shall also hold such other positions and executive offices of the Company and/or of any of the Company’s subsidiaries or affiliates as may from time to time be agreed by the Executive or assigned by the Chief Executive Officer, provided that each such position shall be commensurate with the

Executive’s position as Senior Vice President.  The Executive shall not be entitled to any compensation other than the compensation provided for herein for serving during the Employment Term in any other office or position of the Company or any of its subsidiaries or affiliates, unless the Board or the appropriate committee thereof shall specifically approve such additional compensation.

C.                                    The Executive shall be a full-time employee of the Company and shall exclusively devote all business time and efforts faithfully and competently to the Company and shall diligently perform to the best of his or her ability all of the required duties as Senior Vice President, and in the other positions or offices of the Company or its subsidiaries or affiliates assigned hereunder.  Notwithstanding the foregoing provisions of this Section, the Executive may serve as a non-management director of such business corporations (or in a like capacity in other for-profit organizations) as the Chief Executive Officer or the Board may approve, such approval not to be unreasonably withheld, as well as any not-for-profit organizations as the Executive may deem appropriate.

III.                              Compensation.

A.                                    Base Salary.  During the Employment Term, the Company shall pay the Executive a base salary at the annual rate of $258,000 (“Base Salary”), payable in regular installments in accordance with the Company’s customary payment practices.  The Base Salary shall be subject to annual review by the Board or the Compensation Committee (or similar committee) of the Company whereupon the Base Salary may be increased (but not decreased) at their sole discretion.

B.                                    Annual Incentive Bonus Compensation.  The Executive shall be entitled to participate in the annual Profit Share Plan (the “Bonus Plan”) at a target level that shall not be less than 100% of Base Salary.  All such opportunities shall be subject to the terms and conditions of the Bonus Plan, which are incorporated herein by reference.

C.                                    Benefits.  During the Employment Term, the Executive shall be entitled to participate in the Company’s employee benefit plans, including life insurance, medical, health and accident, disability, and vacation plans (but no less than five (5) weeks’ vacation per year) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.  The Executive shall also continue to be entitled to receive certain housing and travel allowances and participate in the BancTec Limited Pension Scheme on the same basis as the Executive participates on the date of execution of this Agreement.  The Executive acknowledges that participation in such plans may result in the receipt of additional taxable income.

D.                                    Expenses.  The Company agrees to reimburse the Executive for all reasonable and necessary travel, business entertainment and other business out-of-pocket

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expenses incurred or expended in connection with the performance of duties hereunder in accordance with Company policies.

E.                                     Equity Offering.  Concurrently with the consummation of the Offering, all of the unvested stock options currently held by the Executive under the Company’s 2000 Stock Plan will be cashed out pursuant to the terms of such plan and the Executive’s stock option agreement thereunder and will be payable thirty (30) days following the closing of the Offering and the receipt by the Company of the proceeds therefrom.  In the event that the Offering is successfully completed at no less than $9.50 per share for 100% of the 40,500,000 shares being offered, the Executive will also be entitled to the Sale Bonus (as set forth in that certain letter agreement, dated as of April 18, 2007, by and between the Company and the Executive), which shall be payable thirty (30) days following the closing of the Offering and the receipt by the Company of the proceeds therefrom.  The Executive shall further be entitled to receive a discretionary bonus in connection with the closing of the offering; provided, however, such discretionary bonus shall be payable at the sole and absolute discretion of the Company’s Chairman and Chief Executive Officer.

F.                                      2007 Equity Incentive Plan.  Within thirty (30) days of the consummation of the Offering, the Executive will be eligible to participate in the 2007 Equity Incentive Plan.  The Executive will receive an initial grant of 275,000 options under the 2007 Equity Incentive Plan.

IV.                               Termination.

A.                                    Termination for Cause/Resignation without Good Reason.  In the event the Company terminates the Executive’s employment for Cause (as defined below), or the Executive resigns from the Company without Good Reason (as defined below), the Executive shall only be entitled to receive (i) any accrued but unpaid salary and other amounts to which the Executive otherwise is entitled hereunder prior to the date of the Executive’s termination of employment; (ii) bonus compensation earned but not paid under Section III.B. hereof that relates to any calendar year ended prior to the date of termination of employment, in accordance with the terms of the Bonus Plan; (iii) any accrued and unused vacation pay; (iv) reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination; and (v) such Employee Benefits, if any, as to which the Executive (or his dependents or beneficiaries, as applicable) may be entitled under the employee benefit plans of the Company or its affiliates pursuant to the terms of such plans (the amounts described in clauses (i) through (v) hereof being referred to as the “Accrued Rights”).

1.                                      For purposes of this Agreement, “Cause” means:

a.                                      a material breach of, or the willful failure or refusal by the Executive to perform and discharge duties or obligations the

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Executive has agreed to perform or assume under this Agreement (other than by reason of permanent disability or death);

b.                                      the Executive’s failure to follow a lawful directive of the Chief Executive Officer or the Board that is within the scope of the Executive’s duties for a period of ten (10) business days after notice from Chief Executive Officer or the Board specifying the performance required;

c.                                       any material violation by the Executive of a policy contained in the Code of Conduct of the Company or similar publication;

d.                                      drug or alcohol abuse by the Executive that materially affects the Executive’s performance of the Executive’s duties under this Agreement; or

e.                                       conviction of, or the entry of a plea of guilty or nolo contendere by the Executive for, any felony or other crime involving moral turpitude.

2.                                      For purposes of this Agreement, “Good Reason” means, without the Executive’s express written consent:

a.                                      a reduction in the Executive’s Base Salary or target bonus percentage under the Bonus Plan to less than 100% of Base Salary;

b.                                      any change in the position, duties, responsibilities (including reporting responsibilities) or status of the Executive that is adverse to the Executive in any material respect with the Executive’s position, duties, responsibilities or status as of the Effective Date;

c.                                       a requirement by the Company that the Executive be based in an office that is located more than fifty (50) miles from the Executive’s principal place of employment as of the Effective Date; or

d.                                      any material failure on the part of the Company to comply with and satisfy the terms of this Agreement; provided, that a termination by the Executive with Good Reason shall be effective only if the Executive delivers to the Company a notice of termination for Good Reason within ninety (90) days after the Executive first learns of the existence of the circumstances giving use to Good Reason setting forth the basis of such Good Reason termination and within thirty (30) days following delivery of such notice of termination for Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason to the reasonable satisfaction of the Executive.

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B.                                    Termination without Cause/Resignation for Good Reason.  If the Executive’s employment is terminated by the Company without Cause (including, without limitation, as a result of death or permanent disability) or if Executive resigns from the Company for Good Reason, Executive (or his dependents or beneficiaries, as applicable) shall be entitled to receive:

1.                                      the Accrued Rights;

2.                                      One (1) year’s base salary and one times (1x) target bonus under the Bonus Plan on the termination date, to be paid in accordance with the Company’s customary payroll practice; and

3.                                      the right to participate at the Company’s expense, for a period of eighteen (18) months from the date of termination, in the Company’s Employee Benefits (other than vacation rights); provided, however, that this right shall terminate upon the Executive’s employment by a company offering welfare benefits, whether or not the Executive elects to receive such benefits.

For purposes of this Section IV.B., the Company’s failure to renew the term of Executive’s employment by providing notice prior to the end of the Initial Term or any Renewal Term (as set forth in Section I hereof) shall constitute a termination by the Company without Cause.

For purposes of this Section IV.B., “permanent disability” means any disability as defined under the Company’s applicable disability insurance policy or, if no such policy is available, any physical or mental disability or incapacity that renders the Executive incapable of performing the services required of the Executive in accordance with the obligations under Section II hereof for a period of six (6) consecutive months or for shorter periods aggregating six (6) months during any twelve-month period, such disability to be determined by two (2) physicians appointed by the Company and reasonably acceptable to the Executive or the Executive’s legal representative.

C.                                    Change of Control Severance.  Notwithstanding the foregoing, if the Executive’s employment is terminated by the Company without Cause (other than by reason of death or permanent disability) or if the Executive resigns from the Company for Good Reason, the Executive (or his dependents or beneficiaries, as applicable) (i) at the request of any third party participating in or causing a Change of Control (as defined below) or (ii) within one (1) year following a Change of Control, the Executive shall be entitled to receive:

1.                                      the Accrued Rights;

2.                                      a pro rata portion (based on the number of days in the period beginning on the first day of the calendar year and ending on the date of termination) of the bonus under the Bonus Plan the Executive would have received if he remained an employee of the Company through the end of the applicable

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calendar year, in a lump sum payment to be paid no later than two and one half (2.5) months following the end of the calendar year to which such bonuses relate (the “Pro Rata Bonus”);

3.                                      One (1) year’s base salary and one times (1x) target bonus under the Bonus Plan on the termination date, to be paid in accordance with the Company’s customary payroll practice; and

4.                                      at the Company’s expense, the Employee Benefits for a period of eighteen (18) months from the date of termination (other than vacation rights); provided, however, that this right shall terminate upon the Executive’s employment by a company offering welfare benefits, whether or not the Executive elects to receive such benefits.

For purposes of this Agreement, “Change of Control” shall have the same meaning as set forth in the BancTec, Inc.  2007 Equity Incentive Plan (the “Equity Plan”).  For the avoidance of doubt, the benefits set forth in this Section IV.C. shall be in lieu of any benefits set forth in Section IV.B. herein.

D.                                    Immediate Vesting of Equity Incentive Awards.  Notwithstanding anything to the contrary contained in the Equity Plan or other similar equity plan, if the Executive’s employment Is terminated by the Company without Cause (other than by reason of death or permanent disability) or if the Executive resigns from the Company for Good Reason, all equity awards granted to the Executive during the Employment Term shall immediately vest and become immediately exercisable and shall be exercisable until the earlier to occur of (i) the end of the award term as set forth in the applicable award agreement(s) or (ii) ninety (90) days after the termination date of the Executive’s employment, after which all such awards shall expire and be of no further force or effect.  The vesting and exercisability provided for in the previous sentence shall be subject to all provisions relating to post-employment exercises set forth in the applicable Equity Plan and award agreement(s).

V.                                    Certain Payments by the Company.

A.                                    In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the “Covered Payments”), are or become subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Code, or any similar tax that may hereafter be imposed, the Company shall pay to the Executive at the time specified in Section V.B. below an additional amount (the “Tax Reimbursement Payment”) such that the net amount retained by the Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section V, but before deduction for any Federal, state or local income or employment tax

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withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

B.                                    For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Covered Payments will be treated as “parachute payments” to the extent they exceed the “2.99 base amount threshold” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company’s independent certified public accountants appointed prior to the date of the change in ownership or control or tax counsel selected by such accountants (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or are otherwise not subject to such Excise Tax, and the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

C.                                    For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to pay:

1.                                      Federal income taxes at the highest applicable marginal rate of Federal income taxation applicable to individuals for the calendar year in which the Tax Reimbursement Payment is to be made, and

2.                                      any applicable state and local income or other employment taxes at the highest applicable marginal rate of taxation applicable to individuals for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained by Executive from the deduction of such state or local taxes if paid in such year.

D.                                    In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time of such determination, the portion of such prior Tax Reimbursement Payment that would not have been paid if such reduced Excise Tax had been taken into account in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(b) of the Code.  Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion.  The Executive and the Company shall mutually agree upon the course of

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action to be pursued (and the method of allocating the expenses thereof) if the Executive’s good faith claim for refund or credit is denied.

E.                                     In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

F.                                      The Tax Reimbursement Payment (or portion thereof) provided for in Section V.B. above shall be paid to the Executive not later than ten (10) business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than forty-five (45) calendar days after payment of the related Covered Payment.  In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

VI.                               Section 409A of the Code.  It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Executive under Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, “Section 409A”).  The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of or excise tax under Section 409A.  Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision.  The Company shall from time to time compile a list of “specified employees” as defined in, and pursuant to the Final Regulations under Section 409A or any successor regulation.  Notwithstanding any other provision herein, if the Executive is a specified employee on the date of termination, no payment of compensation under this Agreement shall be made to the Executive during the period lasting six months from the date of termination unless the Company determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer any adverse tax

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consequences pursuant to Section 409A of the Code.  If any payment to the Executive is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in the prior sentence.  The Company shall consult with Executive in good faith regarding implementation of this Section VI; provided that neither the Company nor its employees or representatives shall have liability to the Executive with respect thereto.

VII.                          Release of Claims.  As a condition precedent to the receipt of any severance, change of control, death or permanent disability payments and benefits pursuant to this Agreement, the Executive, or, in the case of Executive’s death or permanent disability that prevents the Executive from performing Executive’s obligation under this Section VII, Executive’s personal representative, and Executive’s beneficiary, if applicable, will execute an effective general release of claims against the Company and its subsidiaries and affiliates and their respective directors, officers, employees, attorneys and agents; provided, however, that such effective release will not affect any right that the Executive, or in the event of Executive’s death, Executive’s personal representative or beneficiary, otherwise has to any payment or benefit provided for in this Agreement or to any vested benefits the Executive may have in any employee benefit plan of Company or any of its subsidiaries or affiliates, or any right the Executive has under any other agreement between the Executive and the Company or any of its subsidiaries or affiliates that expressly states that the right survives the termination of the Executive’s employment.

VIII.                     Confidentiality, Ownership.

A.                                    During the term of this Agreement, the Company may disclose to the Executive certain trade secrets, confidential or proprietary information and other knowledge, know-how, information, documents or materials owned, developed or possessed by the Company (the “Protected Information”) and the Executive agrees that Executive shall forever keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the business of the Company, its subsidiaries or affiliates and any other business or proposed business of the Company or any of its subsidiaries or affiliates, any of the Protected Information in contravention of any of the policies or procedures of the Company or any of its subsidiaries or affiliates or otherwise inconsistent with the measures taken by the Company or any of its subsidiaries or affiliates to protect their interests in any Protected Information.

B.                                    The Executive agrees and acknowledges that the covenant against the unauthorized use of the Company’s Protected Information, as set forth in this Section VIII, is essential to the continued growth and stability of the Company’s business and to the continuing viability of its endeavors.

C.                                    The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, formulas, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications

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thereof relating to any business or planned business of the Company or any of its subsidiaries or affiliates that, alone or jointly with others, the Executive may conceive, create, make, develop, reduce to practice or acquire during the Executive’s employment with the Company or any of its subsidiaries or affiliates (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company.  The Executive hereby assigns to the Company, in consideration of the payments and benefits set forth herein hereof, all of Executive’s right, title and interest in and to all such Developments.  The Executive shall promptly and fully disclose all future material Developments to the Board of Directors of the Company and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence and take all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters patent and trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company.  All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the business or planned business of the Company or any of its subsidiaries or affiliates shall be the property of the Company or such subsidiaries or affiliates and shall be delivered to the Company or such subsidiaries or affiliates promptly upon the expiration or termination of the Employment Term.

D.                                    During the Employment Term, the Company, its subsidiaries and affiliates shall have the exclusive right to use the Executive’s name and image throughout the world in its advertising and promotional materials in connection with the advertising and promotion of the Company, its subsidiaries and affiliates, and their products.  Notwithstanding the foregoing, the Executive shall have the right to allow use of Executive’s name in connection with the promotion of any charitable organization or other interest of the Executive that does not conflict with any of such Executive’s duties hereunder.  After the expiration of the Employment Term, the Company, it subsidiaries and affiliates shall have the nonexclusive right in perpetuity to use the Executive’s name and image throughout the world solely in connection with promotional materials related to the history of the Company, its subsidiaries and affiliates, and their products.  The consideration for such rights is the payments and benefits set forth herein.  The rights conveyed hereby may be assigned by the Company, its subsidiaries or affiliates to a successor in the interest of the Company or the relevant subsidiary or affiliate or their businesses or product lines.

E.                                     The provisions of this Section VIII shall, without any limitation as to time, survive the expiration or termination of the Executive’s employment hereunder, irrespective of the reason for any termination.

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IX.                               Restrictive Covenants.

A.                                    During the term of the Executive’s employment with the Company and one (1) year thereafter commencing as of the effective date of termination of the Executive’s employment with the Company, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

1.                                      directly or indirectly hire, contact, offer to hire, solicit, divert, recruit, entice away, or in any other manner persuade, or attempt to do any of the foregoing (each, a “Solicitation”), any person who is an officer or employee of the Company or any of its subsidiaries or affiliates to accept employment with a third party;

2.                                      engage in a Solicitation with respect to any person who was, at any time within six (6) months prior to the Solicitation, an officer or employee of the Company to work for a third party engaged, directly or indirectly, any business of the Company or any of its subsidiaries or affiliates (a “Restricted Business”), or

3.                                      directly or indirectly solicit, divert, entice away or in any other manner persuade, or attempt to do any of the foregoing, with (A) any actual or known prospective customer of the Company to become a customer of any third party engaged in a Restricted Business or (B) any customer, vendor or supplier to cease doing business with the Company.

B.                                    The Executive agrees and acknowledges that the non-solicitation covenant, as set forth in this Section IX, is essential to the continued growth and stability of the Company’s business and to the continuing viability of its endeavors and acknowledges that the Company would not retain the Executive’s services or provide him with access to its Protected Information without the covenants and promises contained herein.  It is expressly understood and agreed that the Company and the Executive consider the restrictions contained in this Section IX to be reasonable and necessary for the purposes of preserving and protecting the Protected Information and other legitimate business interests of the Company; nevertheless, if any of the aforesaid restrictions is found to be unreasonable or otherwise unenforceable, the Company and the Executive intend for the restrictions therein set forth to be modified so as to be reasonable and enforceable and, as so modified, to be fully enforced.

X.                                    Equitable Relief.  It is specifically understood and agreed that any breach by the Executive of the provisions of Sections VIII or IX hereof and the obligations referred to therein is likely to result in irreparable injury to the Company, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company shall be entitled to enforce such obligations by the Executive through both temporary and permanent injunctive relief without the requirement of posting bond, and through any other appropriate equitable relief, without the necessity of showing or proving actual damages.

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XI.                               Deductions and Withholding.  The Executive agrees that the Company or its subsidiaries or affiliates, as applicable, shall withhold from any and all compensation paid to and required to be paid to the Executive pursuant to this Agreement, all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive’s coverage under applicable employee benefit plans.

XII.                          Entire Agreement.  This Agreement embodies the entire agreement of the parties with respect to the Executive’s employment, compensation, perquisites and related items and supersedes any other prior oral or written agreements, arrangements or understandings, between the Executive and the Company or any of its subsidiaries or affiliates, and any such prior agreements, arrangements or understandings are hereby terminated and of no further effect.  This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

XIII.                     Waiver.  The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive.  The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

XIV.                      Governing Law; Confidential Arbitration.

A.                                    This Agreement shall be subject to, and governed by, the laws of the State of Texas applicable to contracts made and to be performed therein, without regard to conflict of laws principles.

B.                                    Except for injunctive or other equitable relief under Section X, the Executive and the Company hereby agree that any controversy or claim arising out of or relating to this Agreement, the employment relationship between the Executive and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute.  Any points remaining in dispute twenty (20) days after the giving of such notice may, upon ten (10) days’ notice to the other party, be submitted to arbitration in Dallas, Texas, pursuant to the rules then in effect of the American Arbitration Association, before a panel of three (3) neutral arbitrators licensed to practice law in Texas for at least ten (10) years.  The parties agree that they shall be entitled to file dispositive motions.  Any award rendered pursuant to such arbitration shall be final and conclusive on the parties thereto.  The administration fees and expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its/his/her own experts, evidence and attorney’s fees.  The arbitrators shall never have the authority to award exemplary, punitive, consequential, special or incidental

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damages or loss of profits to any injured party.  Such arbitration and all related documents will be confidential, unless disclosure is required by law.

C.                                    The parties agree that any action to seek injunctive or other equitable relief under this Agreement, and any action to enforce any arbitration award hereunder, shall be exclusively filed and conducted in Dallas County, Texas.

XV.                           Assignability.  The obligations of the Executive may not be delegated and, except with respect to the designation of beneficiaries in connection with any of the benefits payable to the Executive hereunder, the Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein.  Any such attempted delegation or disposition shall be null and void and without effect.  The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company.

XVI.                      Severability.  If any provision of this Agreement or any part thereof, including, without limitation, Sections VIII or IX hereof, as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof, or the validity or enforceability of this Agreement, which shall be given full effect without regard to the invalid or unenforceable part thereof.  If any court construes any of the provisions of Sections VIII or IX hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court may reduce the duration or restrict or redefine the geographic scope of such provision and enforce such provision as so reduced, restricted or redefined.

XVII.                 Notices.  All notices to the Company or the Executive permitted or required hereunder shall be in writing and shall be delivered personally, by telecopier, by electronic mail or by courier service providing for next-day or two-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:

The Company:

BancTec, Inc.
2701 E. Grauwyler Rd.
Irving, Texas 75061
Attention: Legal Dept.
Facsimile: (972) 821-4831

The Executive:

Mark D. Fairchild
205 Chestnut Lane
Coppell, Texas 75019

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Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party.  Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent via electronic mail, when sent; if sent by courier service providing for next-day or two-day delivery, the next business day or two (2) business days, as applicable, following deposit with such courier service; and if sent by certified or registered mail, three (3) days after deposit (postage prepaid) with the U.S. mail service.

XVIII.            Paragraph Headings.  The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

XIX.                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of May 27, 2007, to be effective and binding on the Effective Date.

BANCTEC, INC.

By:	/s/
Name: J. Coley Clark
Title: President and Chief Executive Officer

Mark D. Fairchild

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of May 27, 2007, to be effective and binding on the Effective Date.

BANCTEC, INC.

By:
Name: J. Coley Clark
Title: President and Chief Executive Officer

/s/
Mark D. Fairchild

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FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is made and entered into as of October   , 2007, by and between BancTec, Inc., a Delaware corporation (the “Company”) and the undersigned executive officer of the Company (the “Executive” or “you”).

RECITALS:

WHEREAS, the parties hereto desire to amend that certain Employment Agreement between them, dated May 27, 2007 (the “Employment Agreement”), in accordance with Section 12 thereof, as provided in this Amendment.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Amendment of Employment Agreement.  The parties acknowledge and agree that Section V, Subsection E and Section V, Subsection F of the Employment Agreement are hereby deleted and replaced in their entirety by the following:

V.                                    Certain Payments by the Company.

E.                                     In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) not later than the end of Executive’s taxable year following Executive’s taxable year in which the taxes that are subject to the audit or litigation are remitted to any Federal, state or local tax authority, or where as a result of such audit or litigation there are taxes remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation, in accordance Treasury Regulation Section 1.409A-3(i)(1)(v).

F.                                      The Tax Reimbursement Payment (or portion thereof) provided for in Section V.B. above shall be paid to the Executive not later than ten (10) business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but not later than forty-five (45) calendar days after payment of the related Covered Payment.  In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).  Notwithstanding the foregoing, in no event may the Tax Reimbursement Payment be paid later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v).

2.                                      Remainder of Employment Agreement Unchanged.  The parties hereby acknowledge and agree that except as expressly provided in Section 1 of this Amendment, the balance of the Employment Agreement remains unchanged and is hereby ratified and confirmed in all respects.

3.                                      Definitions.  All capitalized terms used herein which are not otherwise herein defined shall have the meanings ascribed to them in the Employment Agreement.

4.                                      Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, as applied to contracts made and performed within the State of Texas.

5.                                      Counterparts.  The parties hereto may sign any number of copies or counterparts of this Amendment.  Each signed copy or counterpart shall be an original, but each of them together shall represent the same agreement.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written, to be effective and binding as of such date.

EXECUTIVE	BANCTEC, INC.

/s/	By:	/s/
Mark D. Fairchild		J. Coley Clark
Chairman and CEO

[SIGNATURE PAGE TO FIRST AMENDMENT TO EMPLOYMENT AGREEMENT]

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”) is made and entered into as of May 26, 2008, by and between BancTec, Inc., a Delaware corporation (the “Company”) and Mark D. Fairchild (the “Executive” or “you”).

RECITALS:

WHEREAS, the Company and Executive entered into that certain Employment Agreement, dated May 27, 2007 (the “Original Employment Agreement”);

WHEREAS, the Company and Executive entered into that certain First Amendment to Employment Agreement, dated as of October 16, 2007 (together with the Original Employment Agreement, the “Employment Agreement”); and

WHEREAS, the parties hereto desire to amend the Employment Agreement in accordance with Section III(A) and XII, thereof, respectively, as provided in this Amendment.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Amendment of Employment Agreement.  The parties acknowledge and agree that Section III, Subsection A and Section III, Subsection C of the Employment Agreement are hereby deleted and replaced in their entirety by the following:

III.                              Compensation.

A.                                    Base Salary.  During the Employment Term, the Company shall pay the Executive a base salary at the annual rate of $321,000 (“Base Salary”), payable in regular installments in accordance with the Company’s customary payment practices.  The Base Salary shall be subject to annual review by the Board or the Compensation Committee (or similar committee) of the Company whereupon the Base Salary may be increased (but not decreased) at their sole discretion.

C.                                    Benefits.  During the Employment Term, the Executive shall be entitled to participate in the Company’s employee benefit plans, including life insurance, medical, health and accident, disability, and vacation plans (but no less than five (5) weeks’ vacation per year) as in effect from time to time (collectively, “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.  For the avoidance of doubt, the Executive will not receive housing or travel allowances nor will the Executive be able to participate in the BancTec Limited Pension Scheme.

2.                                      Remainder of Employment Agreement Unchanged.  The parties hereby acknowledge and agree that except as expressly provided in Section 1 of this Amendment, the balance of the Employment Agreement remains unchanged and is hereby ratified and confirmed in all respects.

3.                                      Definitions.  All capitalized terms used herein which are not otherwise herein defined shall have the meanings ascribed to them in the Employment Agreement.

4.                                      Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, as applied to contracts made and performed within the State of Texas.

5.                                      Counterparts.  The parties hereto may sign any number of copies or counterparts of this Amendment.  Each signed copy or counterpart shall be an original, but each of them together shall represent the same agreement.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written, to be effective and binding as of such date.

EXECUTIVE	BANCTEC, INC.

/s/	By:	/s/
Mark D. Fairchild		J. Coley Clark
Chairman and CEO

[SIGNATURE PAGE TO SECOND AMENDMENT TO EMPLOYMENT AGREEMENT]

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (this “Amendment”) is made and entered into as of June 1, 2009, by and between BancTec, Inc., a Delaware corporation (the “Company”) and the undersigned executive officer of the Company (the “Executive” or “you”).

RECITALS:

WHEREAS, the parties hereto entered into that certain (i) Employment Agreement, dated May 27, 2007 (the “Original Employment Agreement”), and (ii) First Amendment to Employment Agreement, dated October 16, 2007, and (iii) Second Amendment to Employment Agreement, dated May 26, 2008 (together with the Original Employment Agreement, the “Employment Agreement”); and

WHEREAS, the parties hereto desire to amend the Employment Agreement in accordance with Section XII thereof, as provided in this Amendment.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      The parties acknowledge and agree that the following is added as new Section III, Subsection G of the Employment Agreement:

G.                                    Immediate Vesting of Equity Incentive Awards Prior to Change of Control.  Notwithstanding anything to the contrary contained in the Equity Plan (as defined below) or other similar equity plan, if a Change of Control (as defined below) occurs, all equity awards granted to the Executive during the Employment Term shall vest and (for option grants) become immediately exercisable immediately prior to the occurrence of the Change of Control, and (for option grants) shall be exercisable until the earlier to occur of (i) the end of the award term as set forth in the applicable award agreement(s) or (ii) ninety (90) days after the termination date of the Executive’s employment, after which all such awards shall expire and be of no further force or effect.  The vesting and exercisability provided for in the previous sentence shall be subject to all provisions relating to post-employment exercises set forth in the applicable equity plan and award agreement(s).

2.                                      The parties acknowledge and agree that Section IV, Subsection C.2. of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

2.                                      a pro rata portion (based on the number of days in the period beginning on the first day of the calendar year and ending on the date of termination) of the bonus under the Bonus Plan the Executive would have received if he remained an employee of the Company through the end of the applicable calendar year, in a lump sum payment to be paid as soon as practicable following review and acceptance of the prior years’ audit by the Audit Committee of the Board or by June 30 of the year following the end of the calendar year to which such bonuses relate, whichever occurs first (the “Pro Rata Bonus”);

3.                                      The parties acknowledge and agree that the last paragraph of Section IV, Subsection C of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

For purposes of this Agreement, “Change of Control” shall have the same meaning as set forth in the BancTec, Inc.  2007 Equity Incentive Plan (the “Equity Plan”).  For the avoidance of doubt, if the Executive receives severance benefits as set forth in this Section IV.C., such benefits shall be in lieu of any severance benefits set forth in Section IV.B. herein.

4.                                      The parties hereby acknowledge and agree that except as expressly provided above, the balance of the Employment Agreement remains unchanged and is hereby ratified and confirmed in all respects.

5.                                      All capitalized terms used herein which are not otherwise herein defined shall have the meanings ascribed to them in the Employment Agreement.

6.                                      This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, as applied to contracts made and performed within the State of Texas.

7.                                      The parties hereto may sign any number of copies or counterparts of this Amendment.  Each signed copy or counterpart shall be an original, but each of them together shall represent the same agreement.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written, to be effective and binding as of such date.

EXECUTIVE	BANCTEC, INC.

/s/	By:	/s/
Mark D. Fairchild		J. Coley Clark
Chairman and Chief Executive Officer

[SIGNATURE PAGE TO THIRD AMENDMENT TO EMPLOYMENT AGREEMENT]

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fourth Amendment to Employment Agreement (this “Amendment”) is made and entered into as of March 9, 2011, by and between BancTec, Inc., a Delaware corporation (the “Company”) and the undersigned executive officer of the Company (the “Executive” or “you”).

RECITALS:

WHEREAS, the parties hereto entered into that certain (i) Employment Agreement, dated May 27, 2007 (the “Original Employment Agreement”), as previously amended (all amendments together with the Original Employment Agreement, the “Employment Agreement”); and

WHEREAS, the parties hereto desire to amend the Employment Agreement in accordance with Section XII thereof, as provided in this Amendment;

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      The parties acknowledge and agree that subsection IV.B.2. is hereby deleted and replaced in its entirety by the following:

“2.                                One (1) year’s base salary as of the termination date,(1) to be paid regularly over the course of such year in accordance with the Company’s customary severance and payroll processes, and one times (1x) the annual target bonus under the Bonus Plan in effect on the termination date,(1) to be paid upon the earlier to occur of (i) the date other executive bonuses are generally paid under such Bonus Plan for the relevant bonus measurement period or (ii) April 1 of the calendar year following the year of the termination date; and”

2.                                      The parties acknowledge and agree that subsection IV.C.3. is hereby deleted and replaced in its entirety by the following:

“3                                   One (1) year’s base salary as of the termination date,(1) to be paid regularly over the course of such year in accordance with the Company’s customary severance and payroll processes, and one times (1x) the annual target bonus under the Bonus Plan in effect on the termination date,(2) to be paid upon the earlier to occur of (i) the date other executive bonuses are generally paid under such Bonus Plan for the relevant bonus measurement

(1)  Unless such base salary or target bonus has been unilaterally reduced giving rise to a right of the Executive to resign for Good Reason, in which case the severance amount for salary and bonus calculations shall be based on the highest salary and the highest target bonus the Executive earned or was eligible to attain at any time pursuant to this Agreement.

period or (ii) April 1 of the calendar year following the year of the termination date; and”

3.                                      The parties acknowledge and agree that Section IV, Subsection C.2. of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

“2.                                a pro rata portion (based on the number of days in the period beginning on the first day of the calendar year and ending on the date of termination) of the Executive’s annual target bonus under the Bonus Plan in effect as of the termination date,(2) in a lump sum payment to be paid within fourteen (14) calendar days after the termination date (the “Pro Rata Bonus”) in accordance with the Company’s customary payroll processes;”

4.                                      The parties hereby acknowledge and agree that except as expressly provided above, the balance of the Employment Agreement remains unchanged and is hereby ratified and confirmed in all respects.

5.                                      All capitalized terms used herein which are not otherwise herein defined shall have the meanings ascribed to them in the Employment Agreement.

6.                                      This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, as applied to contracts made and performed within the State of Texas.

7.                                      The parties hereto may sign any number of copies or counterparts of this Amendment.  Each signed copy or counterpart shall be an original, but each of them together shall represent the same agreement.

[The remainder of this page is intentionally left blank.]

(2)  Unless such base salary or target bonus has been unilaterally reduced giving rise to a right of the Executive to resign for Good Reason, in which case the severance amount for salary and bonus calculations shall be based on the highest salary and the highest target bonus the Executive earned or was eligible to attain at any time pursuant to this Agreement

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written, to be effective and binding as of such date.

EXECUTIVE	BANCTEC, INC.

/s/	By:	/s/
Mark D. Fairchild		J. Coley Clark
Chairman and Chief Executive Officer

[SIGNATURE PAGE TO FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT]

FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fifth Amendment (the “Amendment”) is made and entered into as of November 30, 2012, by and among BancTec, Inc., a Delaware corporation (the “Company”) and Mark D. Fairchild (the “Executive” or “you”).

WHEREAS, the parties hereto entered into that certain Employment Agreement, dated May 27, 2007, that certain First Amendment to Employment Agreement dated October   , 2007, that certain Second Amendment to Employment Agreement dated May 26, 2008, that certain Third Amendment to Employment Agreement dated June 1, 2009 and that certain Fourth Amendment to Employment Agreement dated March 9, 2011 (together, the “Employment Agreement”).  Capitalized terms used but not otherwise defined herein shall have the same meanings as in the Employment Agreement;

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Section IV.B.3. of the Employment Agreement is hereby deleted and replaced with the following:

“3.                                for a period of eighteen (18) months from the date of termination (the “Benefit Continuation Period”):

(i)                                     Medical, dental and vision continuation coverage under COBRA at the Company’s expense, subject to the Executive’s timely election of such coverage; provided, that, an amount shall be includible in the Executive’s income, on a monthly basis during the Benefit Continuation Period, equal to the combined employer and employee portions of the monthly cost allocated to similarly situated active employees for continued participation in such COBRA benefits, and

(ii)                                  cash payments equal to the estimated amount of Deemed Premiums (as reasonably determined by the Company in good faith) that would be due under the Employee Benefits in which the Executive participated immediately prior to the Executive’s termination of employment, had the Executive continued to participate therein during the Benefit Continuation Period, which amounts shall be calculated and paid quarterly in advance for the immediately following quarter over the Benefit Continuation Period in accordance with the Company’s standard payroll practices, with the first payment to be made within sixty (60) days following the Executive’s termination of employment.

a.                                      For purposes of this Agreement “Deemed Premiums” shall mean the combined employer and employee portions of the monthly cost allocated to similarly situated active employees for continued participation in the applicable Employee Benefit plan.

b.                                      Solely for purposes of this Section IV.B.3., “Employee Benefits” shall mean basic life, basic accidental death & dismemberment, short and long term disability insurance and any similar or replacement welfare benefit plans (to the extent not covered under COBRA) sponsored or maintained by the Company.

(iii)                               Notwithstanding anything to the contrary herein, the rights set forth in this Section IV.B.3. shall terminate upon the Executive’s employment by a company offering welfare benefits, whether or not the Executive elects to receive such benefits.

2.                                      Section IV.C.4. of the Employment Agreement is hereby deleted and replaced with the following:

“4.                                for a period of eighteen (18) months from the date of termination (the “Benefit Continuation Period”):

(i)                                     Medical, dental and vision continuation coverage under COBRA at the Company’s expense, subject to the Executive’s timely election of such coverage; provided, that, an amount shall be includible in the Executive’s income, on a monthly basis during the Benefit Continuation Period, equal to the combined employer and employee portions of the monthly cost allocated to similarly situated active employees for continued participation in such COBRA benefits, and

(ii)                                  cash payments equal to the estimated amount of Deemed Premiums (as reasonably determined by the Company in good faith) that would be due under the Employee Benefits in which the Executive participated immediately prior to the Executive’s termination of employment, had the Executive continued to participate therein during the Benefit Continuation Period, which amounts shall be calculated and paid quarterly in advance for the immediately following quarter over the Benefit Continuation Period in accordance with the Company’s standard payroll practices, with the first payment to be made within sixty (60) days following the Executive’s termination of employment.

a.                                      For purposes of this Agreement “Deemed Premiums” shall mean the combined employer and employee portions of the monthly cost allocated to similarly situated active employees for continued participation in the applicable Employee Benefit plan.

b.                                      Solely for purposes of this Section IV.C.4., “Employee Benefits” shall mean basic life, basic accidental death & dismemberment, short and long term disability insurance and any similar or replacement welfare benefit plans sponsored or maintained by the Company.

(iii)                               Notwithstanding anything to the contrary herein, the rights set forth in this Section IV.C.4. shall terminate upon the Executive’s employment by a company

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offering welfare benefits, whether or not the Executive elects to receive such benefits.

3.                                      The last paragraph of Section IV.C. of the Employment Agreement, commencing with the words “For purposes of this Agreement...” is hereby deleted and replaced with the following:

“For purposes of this Agreement, “Change of Control” shall have the same meaning as set forth in the BancTec, Inc.  2007 Equity Incentive Plan, as amended from time to time, (the “Equity Plan”); provided, however, that with respect to any amount that constitutes nonqualified deferred compensation subject to Section 409A (defined below), no event shall be deemed to constitute a Change of Control unless and until such event constitutes a “change in control event” as defined under Treasury Regulation §1.409A-3(i)(5).  For the avoidance of doubt, if the Executive receives severance benefits as set forth in this Section IV.C., such benefits shall be in lieu of any severance benefits set forth in Section IV.B. herein.”

4.                                      Section V.A. is hereby amended by deleting the reference to “Section V.B.” therein and replacing it with “Section V.F.”

5.                                      Section VI is hereby amended by inserting the following prior to the last sentence thereof:

“A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered nonqualified deferred compensation subject to Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” With respect to any amounts or benefits considered nonqualified deferred compensation subject Section 409A (i) all expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.”

6.                                      Section VII of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“VII.  Release of Claims.  As a condition precedent to the receipt of any severance payments and benefits pursuant to Section IV of this Agreement, the Executive, or, in the case of Executive’s death or permanent disability that prevents the

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Executive from performing Executive’s obligation under this Section VII, Executive’s personal representative, and Executive’s beneficiary, if applicable, will execute and deliver an effective general release of claims against the Company and its subsidiaries and affiliates and their respective directors, officers, employees, attorneys and agents in a form substantially similar to the attached Exhibit A (the “Release”) and such Release shall have become irrevocable within sixty (60) days following the Executive’s termination of employment.  Any payments subject to the Release that otherwise would have been paid or commenced prior to such Release becoming irrevocable shall be paid or commence, as applicable, on the first regularly scheduled payroll date thereafter; provided, that if the sixty (60) day period described above begins in one taxable year and ends in a second taxable year, then any amounts subject to the Release that would otherwise be paid or commence, as applicable, during such sixty (60) day period shall be paid or commence, as applicable, in the second taxable year.  For the avoidance of doubt, if the Release has not been executed and delivered to the Company and become irrevocable within such sixty (60) day period, then any and all severance payments and benefits subject to such Release shall be forfeited.  Notwithstanding the foregoing, the Release shall not affect any right that the Executive, or in the event of Executive’s death, Executive’s personal representative or beneficiary, otherwise has to any payment or benefit provided for in this Agreement or to any vested benefits the Executive may have in any employee benefit plan of Company or any of its subsidiaries or affiliates, or any right the Executive has under any other agreement between the Executive and the Company or any of its subsidiaries or affiliates that expressly states that the right survives the termination of the Executive’s employment.

7.                                      Compliance with Section 409A.  The Employment Agreement and the amendments thereto under this Amendment are intended to comply with Section 409A, and, accordingly, to the maximum extent permitted, shall be interpreted in a manner consistent with such intent and with any further regulatory, administrative or other official guidance under Section 409A that addresses the same subject matter.  Nothing contained in this Amendment or the Employment Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A or the regulations promulgated thereunder.  The Company has no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A on any person and the Company, its subsidiaries and affiliates shall not have any liability to the Executive with respect thereto.  The employees or representatives of the Company, its subsidiaries and affiliates shall not have any personal liability to the Executive with respect the assessment of any additional income tax penalties or interest under or relating to Section 409A.

8.                                      Entire Agreement.  The Employment Agreement, together with this Amendment, constitutes the complete and exclusive understanding of the parties with respect to the Executive’s service and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company.

9.                                      Governing Law.  This Amendment shall be subject to, and governed by, the laws of the State of Texas applicable to contracts made and to be performed therein, without regard to conflict of laws principles.

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10.                               Full Force.  Except as set forth in this Amendment, the Employment Agreement remains in full force and effect.

11.                               Headings.  The headings of the paragraphs of this Amendment are inserted for convenience only and shall not be deemed to constitute part of this Amendment or to affect the construction thereof.

12.                               Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

BANCTEC, INC.

By:	/s/
	Name:	J. Coley Clark
	Title:	Chairman and Chief Executive Officer

EXECUTIVE

/s /
Mark D. Fairchild

[SIGNATURE PAGE — TO FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT]

Exhibit A

Form of Release

[Attached]

CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS

The following documents the Termination of Employment Agreement and Confidential Settlement Agreement and Release of All Claims (“Agreement”) by and between           (“Executive”), and BancTec, Inc. (“BancTec”) (together, the “Contracting Parties”) regarding any and all past and present claims and their future effects that have arisen or could arise out of the Executive’s employment relationship with BancTec or his separation therefrom.  This Agreement is binding upon and extends to the Parties hereto and their: individual officers; directors; shareholders; stockholders; employees; parents; subsidiaries; affiliates; corporations; companies; divisions; partners; representatives; heirs; executors; assigns; administrators; successors; predecessors; d/b/a’s and assumed names; and insurers — whether specifically mentioned hereafter or not.  This Agreement will become effective upon the date specified in subsection 15.d. below (the “Effective Date”).

RECITALS

WHEREAS, Executive and BancTec entered into that certain Employment Agreement dated               , as amended (the “Employment Agreement”); and

WHEREAS, BancTec wishes to terminate the Executive’s employment along with the Employment Agreement and the parties agree that such termination is without cause as defined in the Employment Agreement and that the Employment Agreement controls the Contracting Parties’ rights and obligations regarding the termination;

WHEREAS, Executive and BancTec desire to settle fully and finally all differences between them, including, but in no way limited to, those differences raised or that could have been raised in connection with the Executive’s employment with BancTec and the Employment Agreement, which settlement constitutes the good faith settlement of any potential claims in any manner arising from or connected with Executive’s employment relationship with BancTec and/or the termination of his employment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the sufficiency of which is hereby acknowledged, the Contracting Parties do hereby agree as follows:

1.                                      Settlement Amount.

a.                                      BancTec and Executive mutually agree that                  (the “Separation Date”) shall be the Executive’s last day of employment with BancTec; as of the Separation Date the Executive shall be considered to have [resigned for Good Reason](1) from all offices and positions held by Executive in BancTec and its subsidiaries upon terms and conditions set forth in this Agreement.

b.                                      Until and including the Separation Date, Executive shall continue to serve BancTec in Executive’s current capacity and, except as modified hereby, Executive and BancTec will remain subject to the terms and conditions of Executive’s Employment Agreement until the Separation Date.

c.                                       In connection with Executive’s resignation for Good Reason, BancTec agrees to the following:

i.                                          BancTec will pay to Executive one (1) year’s base salary (which the parties agree is $                ) and Executive’s target bonus (which the parties agree is an additional $                ) said payments to be paid in accordance with BancTec’s customary payroll practice starting on the Effective Date, provided, however, that if the 60 day period following the Separation Date begins in one taxable year and ends in a second

(1)  Alter as appropriate.

taxable year, payment shall not commence until the second taxable year, and further provided that Executive’s target bonus amount shall be paid in the year following the year to which it relates on or about the earlier of (A) when bonuses under the then-current 20   Bonus Plan are generally paid to the executive staff, or (B) March 31, 20   ;

ii.                                       [BancTec will pay to Executive a pro-rata bonus for the calendar year in which the Separation Date occurs, calculated as the number of days in such year until and including the Separation Date divided by 365, and multiplied by Executive’s target bonus, to be paid within 14 calendar days following the Separation Date; provided, however, that if this Agreement has not become irrevocable before the expiration of such 14 day period, then it will be paid on the first regularly scheduled payroll date after it becomes irrevocable; and further provided that if the 60 day period following the Separation Date begins in one taxable year and ends in a second taxable year, payment shall be made on the first regularly scheduled payroll date in the second taxable year after this Agreement has become irrevocable;](2) and

iii.                                    For a period of eighteen (18) months from the Separation Date (the “Benefit Continuation Period”), the Executive shall be entitled to:

A.                                    medical, dental and vision continuation coverage under COBRA at BancTec’s expense, subject to the Executive’s timely election of such coverage; provided, that, an amount shall be includible in the

(2)  If applicable due to a change in control.

Executive’s income, on a monthly basis during the Benefit Continuation Period, equal to the combined employer and employee portions of the monthly cost allocated to similarly situated active employees for continued participation in such COBRA benefits, and

B.                                    cash payments equal to the estimated amount of Deemed Premiums (as reasonably determined by BancTec in good faith) that would be due under the Employee Benefits in which the Executive participated immediately prior to the Executive’s termination of employment, had the Executive continued to participate therein during the Benefit Continuation Period, which amounts shall be calculated and paid quarterly in advance for the immediately following quarter over the Benefit Continuation Period in accordance with BancTec’s standard payroll practices, with the first payment to be made within sixty (60) days following the Separation Date; provided that if such sixty (60) day period begins in one taxable year and ends in a second taxable year, such payments shall commence in the second taxable year.  For purposes of this Agreement, (i) “Deemed Premiums” shall mean the combined employer and employee portions of the monthly cost allocated to similarly situated active employees for continued participation in the applicable Employee Benefit plan and (ii) “Employee Benefits” shall mean basic life, basic accidental death

& dismemberment, short and long term disability insurance and any similar or replacement welfare benefit plans (to the extent not covered under COBRA) sponsored or maintained by BancTec.

C.                                    Notwithstanding anything to the contrary herein, the rights set forth in this subsection 1.c.iii, shall terminate upon the Executive’s employment by a company offering welfare benefits, whether or not the Executive elects to receive such benefits.

iv.                                   Executive is also entitled to certain accrued rights as follows:

A.                                    Any accrued but unpaid salary for any period of time worked prior to (and including) the Separation Date and other amounts to which the Executive otherwise is entitled hereunder prior to the date of the Executive’s termination of employment;

B.                                    Any bonus compensation earned but not paid that relates to any calendar year ended prior to the date of termination of employment, in accordance with the terms of the Bonus Plan, which, if any, will be paid on or about the same date as other payments under such prior year Bonus Plan are made;

C.                                    Accrued and unused vacation pay, equivalent to $          ;

D.                                    Reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with BancTec policy prior to the date of the Executive’s termination;

v.                                      Vesting of equity incentive awards as follows:

A.                                    All equity incentive awards granted to Executive under BancTec’s Second Amended and Restated 2007 Equity Incentive Plan, Amended and Restated 2008 Equity Incentive Plan and 2009 Equity Incentive Plan, whether vested or unvested as of the Separation Date, will immediately vest on the Separation Date.

B.                                    Option awards (if any) will become immediately exercisable and shall be exercisable until the earlier to occur of (1) the end of the award term as set forth in the applicable award agreement(s) or (2) ninety (90) days after the Separation Date, after which all such option awards shall expire and be of no further force or effect.  However, notwithstanding any other provision of this Agreement, the vesting and exercisability provided for in this Subsection 1.c.v.B.) shall be subject to all provisions relating to post-employment exercises set forth in the relevant equity plan and related award agreements.

2.                                      GENERAL RELEASE AND COVENANT NOT TO SUE.

a.                                      Executive waives any claims he may have for employment by BancTec and agrees not to seek such employment or reemployment by BancTec in the future.

b.                                      In return for the consideration referenced in this agreement, the Executive, on behalf of himself, his spouse, attorneys, heirs, executors, administrators and assigns (together the “Executive Parties”), hereby generally releases and forever discharges BancTec and its respective predecessors, successors, assigns, parents, subsidiaries and affiliates and its respective past and present shareholders, directors, officers, employees, agents, representatives, principals, insurers, accountants, and attorneys (together the “Released Parties”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, known or unknown of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the separation date (including, but not limited to, any claim against the released parties based on, relating to or arising under wrongful discharge, breach of contract (whether oral or written), tort, fraud, fraudulent inducement, defamation, slander, unjust enrichment, compensation, equity interest, negligence, promissory estoppel, Title VII of the Civil Rights Act of 1964, as amended, any other civil or human rights law, The Age Discrimination in Employment Act of 1967, The Older Workers Benefit Protection Act, Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, as amended, The Equal Pay Act, as amended, The Worker Adjustment and Retraining Notification Act, The Family and Medical Leave Act, as amended, The Fair Labor Standards Act, as amended, The Sarbanes-Oxley Act, or any other federal, state or local law relating to employment or discrimination in employment, including the Texas Commission on Human Rights Act) in all cases arising out of or relating to the Executive’s employment by BancTec or investment in BancTec or his services as an officer or employee of BancTec or its subsidiaries, or otherwise relating to the termination of such employment or services; provided, however, that such general release will not limit or release (i) any of the released parties from any of their respective obligations under this agreement, (ii) any of the released parties’ respective obligations to indemnify the Executive from BancTec in respect of his services as an employee, officer or director of BancTec or any of its subsidiaries as provided by law or the certificates of incorporation or by-laws (or like constitutive documents) of BancTec or any subsidiary thereof, (iii) any of the released parties’ respective obligations under any stock option and restricted stock grant agreements that may be in effect with respect to stock option, restricted stock or similar awards that have been granted to Executive prior to the separation date, (iv) claims or rights the Executive might have under the Age Discrimination in Employment Act of 1967 (and any amendments thereto) that arise after the date the Executive signs the release or (v) claims arising solely after the separation date.

c.                                       Executive represents that Executive knows of no claim that Executive has that has not been released by this SECTION 2.

3.                                      Survival of Employment Agreement Provisions.  The provisions of Sections III(D), V, VI, VIII, IX and X of the Employment Agreement are incorporated herein by reference, shall survive after the Effective Date and expiration of the Employment Agreement and shall continue in full force and effect as though expressly set forth in this Agreement.  Executive and BancTec each hereby ratify Sections III(D), V, VI, VIII, IX and X of the Employment Agreement.  Notwithstanding the foregoing, if BancTec involuntarily terminates an officer or employee, then the Executive shall not be prohibited from soliciting such terminated officer or employee under Section IX of the Employment

Agreement.  Executive further acknowledges and agrees that (a) Executive has received Protected Information (defined in the Employment Agreement); (b) that BancTec is relying on Executive’s continuing agreement to comply with Sections VIII, IX and X of the Employment Agreement in entering into this Agreement; and (c) Executive is receiving consideration for his agreement to continue to comply with Sections VIII, IX and X of the Employment Agreement.  In addition, Executive and BancTec agree to keep completely confidential the amount and terms of this Agreement and the circumstances giving rise to this Agreement, and will not disclose, directly or indirectly, any such information to any person or entity (unless the terms hereof have been made public by BancTec) with the exception that the Contracting Parties may disclose information regarding this Agreement to their attorneys, spouses, and to a professional tax advisor or tax return preparer for the limited purpose of obtaining advice regarding or preparing such tax return or returns as may be necessary and BancTec may advise its corporate officers and HR management personnel.  In the event that the Contracting Parties make such limited disclosure to such persons as authorized by this Agreement, the Contracting Party making such disclosure shall affirmatively instruct such persons to abide strictly by the conditions of confidentiality imposed hereunder.

4.                                      Reimbursement of Legal Expenses.  BancTec shall reimburse Executive for up to $5,000 of Executive’s costs, expert fees, attorneys’ fees, expenses, and other fees incurred in connection with this Agreement.  Otherwise, the Contracting Parties shall each bear their own costs, expert fees, attorneys’ fees, expenses, and other fees incurred in connection with this Agreement, Executive acknowledges that BancTec’s payment of the legal expenses provided for in this Section 4 is consideration that Executive is not already entitled to and is partial consideration for his signing the Agreement.

5.                                      Tax Consequences of Settlement Payment and Survival of Section III(D).  Subject to Section V of the Employment Agreement, which provision shall control in the event of conflict, Executive acknowledges that he is and shall be solely responsible for all federal, state and local taxes that he may owe by virtue of receipt of any portion of the monetary payment provided under this Agreement.  Subject to the provisions of Section V of the Employment Agreement, Executive agrees to indemnify and hold BancTec harmless from any and all liability, including, without limitations, all penalties, interest and other costs that may be imposed by the Internal Revenue Service or other governmental agencies regarding any of his tax obligations that may arise from the monetary consideration made to BancTec under this Agreement.  The provisions of Section III(D) of the Employment Agreement are incorporated herein by reference, shall survive after the Effective Date and shall continue in full force and effect as though expressly set forth in this Agreement.

6.                                      Return of Property.  Except documentation related to this and Executive’s other individual agreements with BancTec, Executive’s mobile phone and Executive’s laptop computer, on, before, or promptly after the Separation Date, Executive will turn over to BancTec all papers, files, notes, memoranda, keys, access cards, customer lists, records, reports, pagers, other tangible and intangible property, computer programs, computer files, data and all other documents and materials, and all copies thereof whether prepared by Executive or others, which contain BancTec information or relate or belong to BancTec of which Executive obtained possession during the course of his employment with BancTec, other than this Agreement, other documentation reflecting Executive’s employment arrangement with BancTec and documentation pertaining to the Executive’s executive benefits.  By executing and delivering this Agreement, Executive represents and warrants to BancTec that Executive will not retain in his possession copies or notes or other extracts, whether in paper or electronic form, of or from any information pertaining or belonging to BancTec or any business or property of BancTec, other than as specified above.  This representation and warranty survives the execution of the Agreement indefinitely.

7.                                      Non-disparagement.  The Executive and BancTec shall not, directly or indirectly, make or cause to be made any disparaging, denigrating, derogatory or other negative, misleading or false statement orally or in writing to any person or entity, including, without limitation, members of the investment community, press, suppliers, customers, competitors, employees, agents, lenders and advisors to BancTec or its subsidiaries or affiliates, about the other or any Released Party or the business strategy or plans, policies, practices or operations of BancTec or its subsidiaries or affiliates.

8.                                      Governing Law.  This Agreement is made and delivered in the State of Texas, and shall in all respects be interpreted, enforced, and governed under the laws of said state.

9.                                      Medicare.  [USE FOR ALL BUT COLEY] Executive declares and expressly warrants that he/she is not Medicare eligible, that he is not a Medicare beneficiary, and that he is not within thirty (30) months of becoming Medicare eligible; that he/she is not 65 years of age or older; that he/she is not suffering from end stage renal failure or amyotrophic lateral sclerosis; that he/she has not received Social Security benefits for twenty-four (24) months or longer; and/or that he/she has not applied for Social Security benefits, and/or has not been denied Social Security disability benefits and is appealing the denial.

No Medical Claims.  [COLEY ONLY] Executive affirms, covenants, and warrants he/she has made no claim for illness or injury against, nor is he/she aware of any facts supporting any claim against, the released parties under which the released parties could be liable for medical expenses incurred by the Executive before or after the execution of this agreement.

10.                               Arbitration and Venue Provisions.

a.                                      To the extent permitted by law, all claims or disputes arising out of or relating to the construction, meaning or effect of any provision of the Agreement, the Executive’s employment relationship with BancTec, or the termination or cessation of such employment relationship (collectively, “Disputes”), shall be resolved by binding and confidential arbitration in accordance with the procedures set forth in this Section 9, including, but not limited to, any claims:

i.                                          that Executive may have against or with BancTec, the Released Parties or any of their parent companies, subsidiaries, affiliates, predecessors, successors, and all of their present or former officers, trust managers, directors, managers, representatives, employees, agents, attorneys, employee benefit programs, and the trustees, administrators, fiduciaries and insurers of such programs, as well as all representatives of any of the foregoing entities; or

ii.                                       that BancTec may have against or with Executive.

b.                                      All arbitrations shall be administered by a single arbitrator (the “Arbitrator”) admitted to practice law in Texas for ten years or more chosen in accordance with the American Arbitration Association Rules, or any successor thereto.  Any such arbitration proceeding shall take place in Dallas County, Texas.  The arbitration proceeding and all related documents will be confidential, unless disclosure is required by law.  The Arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, including but not limited to the right to award injunctive relief in accordance with the other provisions of this Agreement.  Further, the Contracting Parties specifically agree that, in the interest of minimizing expenses and promoting early resolution of claims, the filing of dispositive motions shall be permitted and that prompt resolution of such motions by the Arbitrator shall be encouraged.  The Arbitrator shall issue a written reasoned award explaining the decision within 180 days after initiation of the arbitration pursuant to this Section 9, the reasons for the decision, and any damages awarded.  The Arbitrator’s decision will be final and binding.  The judgment on the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.  This provision can be enforced under the Federal Arbitration Act.  The Arbitrator shall determine the prevailing Party in the arbitration.  Each Contracting Party shall be required to bear their own costs and attorneys’ fees and expenses incurred in arbitration, but BancTec shall pay the American Arbitration Association fees and the Arbitrator’s fees in any arbitration.

c.                                       As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, the Contracting Parties agree that BancTec may resort to Texas state courts having equity jurisdiction in and for Dallas County, Texas and the United States District Court for the Northern District of Texas,

Dallas Division in order to request temporary, preliminary, and permanent injunctive, specific performance, or other equitable relief, including, without limitation, specific performance, to enforce the terms of Sections 3 and 7 of this Agreement, without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond or giving notice to the maximum extent permitted by law.  However, nothing in this Section 9.c. should be construed to constitute a waiver of any Parties’ rights and obligations to arbitrate regarding all matters other than those specifically addressed in this Section 9.c. or to seek injunctive relief, specific performance, or any other equitable relief from the Arbitrator.

d.                                      Should a court of competent jurisdiction determine that the scope of the arbitration and related provisions of this Agreement are too broad to be enforced as written, the Contracting Parties intend that the court reform the provision in question to such narrower scope as it determines to be reasonable and enforceable.

11.                               Severability of Provisions.  The Contracting Parties agree that, should any part, term or provision of this Agreement be declared or determined by any agency or court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

12.                               Recommendation.  J. Coley Clark shall be allowed to respond to reference inquiries about Executive.

13.                               Entire Agreement.  This Agreement contains the entire agreement and understanding between Executive and BancTec with respect to any and all disputes or claims that Executive has, or could have had, against BancTec as of the date this Agreement is executed, and supersedes all other agreements between Executive and BancTec with regard to such disputes or claims.  For the avoidance of doubt, the Executive shall continue to be bound by Sections III(D), V, VI, VIII, IX and X of the Employment Agreement as they are incorporated herein by reference.  This Agreement shall not be changed unless in writing and signed by Executive and BancTec.

14.                               Full Knowledge and Volition.  Executive acknowledges that no representation, promise or inducement has been made other than as set forth in this Agreement, and that Executive enters into this Agreement without reliance upon any other representation, promise or inducement not set forth herein.  Executive also acknowledges that: (a) he has been advised to consult an attorney prior to signing this Agreement; (b) he has read carefully and had received appropriate time to consider this Agreement and to consult with his attorney concerning its contents and effect; (c) he understands the Agreement and acknowledges that he knowingly and voluntarily waived the rights identified herein; and (e) he has determined that entering into this Agreement is in his best interests.

15.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

16.                               Additional Acknowledgments and Right to Revoke.

a.                                      Executive hereby represents and warrants that he has not heretofore assigned or transferred or purported to assign or transfer to anyone any claim, demand, action or cause of action based upon or arising out of or pertaining to or concerning to connected with any of the matters or things released herein.

b.                                      Executive acknowledges that (a) he has read and understands each of the provisions of this agreement; (b) he is hereby advised to consult with an attorney prior to executing this Agreement; (c) he has twenty-one days from his receipt of this Agreement to review it and to consider his decision to sign it, although, he may execute and return it to the undersigned prior to that time if he desires; (d) he is entering into this Agreement of his own free will; and (e) this Agreement is not intended to be a waiver of claims arising after the Effective Date of this Agreement.

c.                                       Executive must sign and return this Agreement to the undersigned by the close of business on the twenty-first day following his receipt of this Agreement.  With the written consent of the undersigned, such period may be extended.

d.                                      Executive acknowledges that Executive may for a period of seven days following the execution of this Agreement, revoke acceptance thereof.  This revocation must be in writing and delivered to J.  Coley Clark before the close of business on the seventh day.  This Agreement shall not become effective until the day following such seven-day revocation period (the “Effective Date”) provided that Executive has not revoked it during the seven-day revocation period.

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WHEREFORE, Executive and BancTec have caused this Confidential Settlement Agreement and Release of All Claims to be executed on the dates indicated below:

Executive

Signature

Date:

and

BancTec, Inc.

By:
J. Coley Clark

Title:	Chairman & Chief Executive Officer

Date: